Exhibit 99.h.6.a

TWELFTH AMENDMENT TO

ADMINISTRATIVE SERVICES PLAN

This Amendment to the Administrative Services Plan (the “Plan”) adopted as of December 12, 2018 and in place for the classes of the funds included on the current Exhibit A to the Plan (the “Funds”), each a series of abrdn Funds (the “Trust”), is adopted this 11th day of December 2024 upon review and approval by the Board of Trustees of the Trust, and separately by a majority of the Trustees who are not “interested persons” of each Fund (as defined in the Investment Company Act of 1940, as amended) and who have no direct or indirect financial interest in the operation of the Plan or in any agreements related to the Plan (the “Disinterested Trustees”) with effectiveness of February 28, 2025 (the “Effective Date”).

1. Amendment to Plan

(a)        Notwithstanding the maximum annual rate that may be charged for services under the Plan as provided in Exhibit A to the Plan, effective as of the Effective Date and through February 28, 2026, each of the following Classes of the Funds shall pay amounts not exceeding on an annual basis a maximum amount of:

Class	For Administrative Services Contracts with Fees Set Forth as Percentage of Fund Assets	For Administrative Services Contracts with Fees Set Forth in wDollars-per-Account
A	For each Administrative Services Contract, 15 basis points (0.15%) of the average daily net assets of the Class A Shares of the Funds attributable to that Contract	$16 per account
A1	For each Administrative Services Contract, 15 basis points (0.15%) of the average daily net assets of the Class A1 Shares of the Funds attributable to that Contract	$16 per account
R	For each Administrative Services Contract, 15 basis points (0.15%) of the average daily net assets of the Class R Shares of the Funds attributable to that Contract	$16 per account
Institutional Service	For each Administrative Services Contract, 15 basis points (0.15%) of the average daily net assets of the Institutional Service Class Shares of the Funds attributable to that Contract	$16 per account
T	For each Administrative Services Contract, 15 basis points (0.15%) of the average daily net assets of the Class T Shares of the Funds attributable to that Contract	$16 per account

2. Miscellaneous

(a)        Except as expressly amended by this Amendment, all provisions of the Plan shall remain in full force and effect. Capitalized terms used herein without definition shall have the meanings ascribed thereto in the Plan.

(b)        Unless sooner terminated by a vote of a majority of the Disinterested Trustees, this Amendment shall continue in effect until February 28, 2026.